Exhibit (j)1 under Form N-1A
Exhibit 8 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-89028) of Federated U.S. Government Securities Fund: 1-3 Years, and to the incorporation by reference of our report, dated April 17, 2009, on Federated U.S. Government Securities Fund: 1-3 Years included in the Annual Shareholder Report for the fiscal year ended February 28, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2009